EXHIBIT 5
October 12, 2006
Wireless Ronin Technologies, Inc.
14700 Martin Drive
Eden Prairie, Minnesota 55344
Gentlemen:
     Wireless Ronin Technologies, Inc., a Minnesota corporation (the “Company”), has filed a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), in connection with (i) the proposed sale by the Company to Feltl and Company (the “Underwriter”) of 4,500,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and (ii) the proposed sale by the Company to the Underwriter of up to 675,000 additional shares of Common Stock pursuant to the exercise of an overallotment option (collectively, the “Shares”).
     We have examined the Registration Statement, the form of underwriting agreement between the Company and the Underwriter (the “Underwriting Agreement”), the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, as amended, the Company’s specimen Common Stock certificate, corporate proceedings and such other legal documents as we deemed relevant as a basis for the opinion hereinafter expressed.
     Based on the foregoing, it is our opinion that when the Registration Statement is declared effective by order of the Securities and Exchange Commission, and the Shares are issued and sold in accordance with the Registration Statement, the Underwriting Agreement and their terms, the Shares will be legally issued, fully-paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in such Registration Statement.

Very truly yours, BRIGGS AND MORGAN, Professional Association
By	/s/ Brett D. Anderson
Brett D. Anderson